Exhibit 23.1

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
2700-205 5 Avenue SW	Telefax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors of Penn West Petroleum Ltd., the administrator of Penn West Energy Trust

We consent to the inclusion in this Form F-3 dated August 9, 2007 of:

•                  our audit report dated February 28, 2007 on the consolidated balance sheets of Penn West Energy Trust as at December 31, 2006 and 2005 and the consolidated statements of income and retained earnings and cash flows for the years then ended;

•                  our audit report dated February 28, 2007 (except for note (a), which is dated March 26, 2007) on the Supplemental Note to the Consolidated Financial Statements entitled “Reconciliation of Canadian and United States Generally Accepted Accounting Principles”;

•                  our audit report dated February 27, 2006 on the consolidated balance sheets of Penn West Energy Trust as at December 31, 2005 and 2004 and the consolidated statements of income, accumulated earnings and cash flows for the years then ended, and

•                  our audit report dated February 27, 2006 on the Supplemental Note to the Consolidated Financial Statements entitled “Reconciliation of Canadian and United States Generally Accepted Accounting Principles”.

each of which is incorporated by reference and to the reference to our firm under the heading “Experts” in this Form F-3.

Chartered Accountants

Calgary, Canada

August 9, 2007

KPMG LLP, a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative.
KPMG Canada provides services to KPMG LLP.